Exhibit 10.3

GAIN CAPITAL GROUP, LLC

“NONQUALIFIED DEFERRED COMPENSATION PLAN”

MASTER PLAN DOCUMENT

“NONQUALIFIED DEFERRED COMPENSATION PLAN”

MASTER PLAN DOCUMENT

By execution of the Adoption Agreement attached hereto, Gain Capital Group., LLC, the Service Recipient, hereinafter referred to as (the “Plan Sponsor”), hereby establishes this Nonqualified Deferred Compensation Plan (the “Plan”) for the benefit of certain Employees or Independent Contractors, the Service Provider, hereinafter referred to as (“Participants”), that the Plan Sponsor designates pursuant to the terms set forth herein.

PREAMBLE

The Plan Sponsor intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation plan for tax purposes and for purposes of Title I of ERISA and may be: (i) a plan maintained “primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees” (“top-hat plan”); or (ii) a plan for Independent Contractors. The Plan Sponsor in the Adoption Agreement will specify such Plan terms as will apply to all Participants uniformly or as may apply to a given Participant. The Plan Sponsor need not provide the same Plan benefits or apply the same Plan terms and conditions to all Participants, even as to Participants who are of similar pay, title, and/or other status of the Plan Sponsor. The Plan Sponsor intends that the Plan shall at all times be administered and interpreted in accordance with Code Section 409A, as added under The American Jobs Creation Act of 2004, and the Treasury Regulations or any other authoritative guidance issued under that Section.

ARTICLE 1

Definitions

DEFINITION OF TERMS. Certain words and phrases are defined when first used in later Articles of this Plan. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. For the purpose of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 “Account(s)” shall mean a book account reflecting amounts credited to a Participant’s Account(s). To the extent that it is considered necessary or appropriate, the Plan Administrator shall maintain separate subaccounts for each source of contribution under this Plan or shall otherwise provide a means for determining that portion of an Account attributable to each contribution source.

1.2 “Adoption Agreement” shall mean the written agreement executed by the Plan Sponsor to establish the Plan.

1.3 “Aggregated Plans” shall mean this Plan and any other like-type plan or arrangement (account balance plan) of the Plan Sponsor in which a Participant participates and to which the Plan or Applicable Guidance requires the aggregation of all such nonqualified Deferred Compensation in applying §409A and associated regulations.

1.4 “Applicable Guidance” shall mean, as the context requires, §409A and Section 83, Final Treasury Regulations Section 1.409A, and Treasury Regulations 1.83, or other written Treasury or IRS guidance regarding or affecting §409A or §83.

1.5 “Base Salary” shall mean the annual cash compensation relating to services performed during any Plan Year payable to a Participant as an employee for services rendered to an employer, but excluding any: bonuses; commissions; overtime pay; incentive Payments; non-monetary awards; relocation expenses; retainers; directors fees and other fees; severance allowances; pay in lieu of vacations; employer-provided pensions, retirement, deferred compensation, welfare, or fringe benefits; insurance premiums paid by the employer, insurance benefits paid to the Participant or his or her Beneficiary; stock options and grants; car allowances; and expense reimbursements. Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of the employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Sections 125, 402(e)(3), 402(h), or 403(b) of the Code pursuant to plans established by the employer; provided, however, that all such amounts will be included in Compensation only to the extent that, had there been no such Plan, the amounts would have been payable in cash to the Participant.

1.6 “Beneficiary” shall mean the person or persons, natural or otherwise, designated in writing by a Participant before his or her death to receive Plan benefits in the event of the Participant’s death.

1.7 “Bonus” shall mean any compensation, in addition to Base Salary and Sales Commission, relating to services performed during any Taxable Year of the Plan Sponsor, whether or not paid in such Taxable Year or included on the Federal Income Tax Form W-2 for such Taxable Year, payable to a Participant as an Employee under the Plan Sponsor’s bonus plans, excluding equity-based compensation. Bonus shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plan(s) of the Plan Sponsor and shall be calculated to include amounts not otherwise included in the Participant’s gross income under §§125, 402(e)(3), 402(h), or 403(b) of the Code pursuant to Plans established by the Plan Sponsor. A Bonus also may be Performance-Based Compensation as defined under the terms of the Plan.

1.8 “Cause” shall have the meaning ascribed to such term under the Participant’s employment agreement or offer letter with the Plan Sponsor, or in the absence of any such agreement or letter, shall mean any of the following acts or circumstances: (i) willful destruction by the Participant of property of the Plan Sponsor having a material value to the Plan Sponsor; (ii) fraud, embezzlement, theft, or comparable dishonest activity committed by the Participant (excluding acts involving a de minimis dollar value and not related to the Plan Sponsor); (iii) the Participant’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty, or moral turpitude (excluding acts involving a de minimis dollar value and not related to the Plan Sponsor); (iv) the Participant’s breach, neglect, refusal, or failure to materially discharge the Participant’s duties (other than due to physical or mental illness) commensurate with the Participant’s title and function or the Participant’s failure to comply with the lawful directions of a senior managing officer of the Plan Sponsor in any such case that is not cured within fifteen (15) days after the Participant has received written notice thereof from such senior managing officer; or (v) any willful misconduct by the Participant which may cause substantial economic or reputation injury to the Plan Sponsor, including, but not limited to, sexual harassment.

1.9 “Change in Control” shall mean the occurrence of a Change in Control event, within the meaning of Treasury Regulations §1.409A-3(i)(5) and described in any of subparagraph (a), (b), or (c), (collectively referred to as “Change in Control Events”), or any combination of the Change in Control Events. The Plan Sponsor in its Adoption Agreement will elect whether a Change in Control includes any or all the events described below in subparagraph (a), (b), or (c). To constitute a Change in Control Event with respect to the Participant or Beneficiary, the Change in Control Event must relate to: (i) the corporation for whom the Participant is performing services at the time of the Change in Control Event; (ii) the corporation that is liable for the Payment of the Deferred Compensation (or all corporations liable for the Payment if more than one corporation is liable); or (iii) a corporation that is a majority shareholder of a corporation identified in clause (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in clause (i) or (ii).

(a) Change in Ownership. A Change in Ownership occurs if a person, or a group of persons acting together, acquires more than fifty percent (50%) of the stock of the corporation, measured by voting power or value. Incremental increases in ownership by a person or group that already owns fifty percent (50%) of the corporation do not result in a Change of Ownership, as defined in Treasury Regulations §1.409A-3(i)(5)(v).

(b) Change in Effective Control. A Change in Effective Control occurs if, over a twelve (12) month period: (i) a person or group acquires stock representing thirty percent (30%) of the voting power of the corporation; or (ii) a majority of the members of the board of directors of the ultimate parent corporation is replaced by directors not endorsed by the persons who were members of the board before the new directors’ appointment, as defined in Treasury Regulations §1.409A-3(i)(5)(vi).

(c) Change in Ownership of a Substantial Portion of Corporate Assets. A Change in Control based on the sale of assets occurs if a person or group acquires forty percent (40%) or more of the gross fair market value of the assets of a corporation over a twelve (12) month period. No change in control results pursuant to this Article (c) if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation, as defined in Treasury Regulations §1.409A-3(i)(5)(vii).

1.10 “Claimant” shall mean a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.11 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.12 “Compensation” shall mean the total cash remuneration, including regular Base Salary, Sales Commission, Bonus, and/or Performance-Based Compensation paid by the Plan Sponsor to an Eligible Individual with respect to his or her services performed for the Plan Sponsor. Compensation with respect to an Independent Contractor means all Payments by the Plan Sponsor to the Independent Contractor for services during a Taxable Year.

1.13 “Deemed Investment Election” shall mean the elections made by a Participant specifying the manner in which the Participant Account(s) will be hypothetically invested in the Deemed Investment Options in accordance with the terms of the Plan.

1.14 “Deemed Investment Options” shall mean the hypothetical Investment Options offered by the Plan Sponsor, from time to time, that are used to determine the Earnings on the Participant Account(s).

1.15 “Deferred Compensation” shall mean the Participant’s Account attributable to Elective Deferrals (if any), Nonelective Matching Contributions (if any), Nonelective Discretionary Contributions (if any), and Earnings on such contributions. The “Deferral of Compensation” is Compensation that the Participant or the Plan Sponsor has deferred under the Plan. Compensation is deferred if: (i) under the terms of the Plan and the relevant facts and circumstances, the Participant has a Legally Binding Right to Compensation during a Taxable Year; and (ii) such Compensation is or may be payable to (or on behalf of) the Participant in a later Taxable Year. An amount generally is payable at the time the Participant has a right to currently receive a transfer of cash or property, including a transfer of property includable in income under Code §83.

1.16 “Disability or Disabled” shall mean a condition of the Participant whereby he or she either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Plan Sponsor. The Plan Administrator will determine whether a Participant has incurred a Disability based on its own good faith determination and may require a Participant to submit to reasonable physical and mental examinations for this purpose. A Participant will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration, Railroad Retirement Board, or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation §1.409A-3(i)(4) and authoritative guidance.

1.17 “Earnings” shall mean, the Plan’s actual or notional income, attributable to an amount of Deferral of Compensation, (in accordance with Code §31.3121(v)(2)-1(d)(2)) and in accordance with the terms of the Plan. For purposes of this Plan, Earnings on an amount deferred generally includes an amount credited on behalf of a Participant that reflects a rate of return that does not exceed either: (i) the rate of return on a predetermined actual investment or, (ii) if the income does not reflect a rate of return on a predetermined actual investment, a reasonable rate of interest, in accordance with Treasury Regulation §1.409A-1(o).

1.18 “Effective Date” shall be the date set forth in the Adoption Agreement.

1.19 “Election Form” shall mean the form(s) established, from time to time, by the Plan Administrator on which the Participant makes certain designations as required under the terms of the Plan. The Participant Election Form may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Plan Administrator.

1.20 “Elective Deferral” shall mean the amount of Compensation a Participant elects to defer into the Participant’s Elective Deferral Account and/or Scheduled Withdrawal Account under the Plan.

1.21 “Elective Deferral Account” shall mean: (i) the sum of the Participant’s Elective Deferral that may be allocated, in whole or in part, by a Participant pursuant to his or her deferral election to his or her Elective Deferral Account for each Plan Year, plus (ii) Earnings thereon, less (iii) all distributions made to, or withdrawals by, the Participant and his or her Beneficiary, and tax withholding amounts which may have been deducted from the Participant’s Elective Deferral Account.

1.22 “Eligible Individual” shall mean for any Plan Year (or applicable portion of a Plan Year), an Employee or an Independent Contractor who is determined by the Plan Sponsor, or its designee, to be a Participant under the Plan. If the Plan Sponsor determines that an Employee or Independent Contractor first becomes an Eligible Individual during a Plan Year, the Plan Sponsor shall notify the individual in writing of its determination and of the date during the Plan Year on which the individual shall first become a Plan Participant.

1.23 “Employee” shall mean a person or entity (in accordance with Treasury Regulations §1.409A-1(f)(1) which is on the cash basis method of accounting for Federal income tax purposes) providing services to the Plan Sponsor in the capacity of a common law Employee of the Plan Sponsor.

1.24 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.25 “Fiscal Year Compensation” shall mean that in the case where the Plan Sponsor’s taxable year is a non-calendar year, a Participant may elect to defer Bonus Compensation by making an election no later than the close of the Plan Sponsor’s taxable year which precedes the Plan Sponsor’s taxable year in which the Participant performs services for which the Compensation is payable. Fiscal Year Compensation includes Compensation relating to a period of service coextensive with one or more consecutive taxable years of the Plan Sponsor, of which no amount is paid or payable during the Plan Sponsor’s taxable year or years constituting the period of service in accordance with Treasury Regulation §1.409A-2(a)(6) and Applicable Guidance.

1.26 “Independent Contractor” shall mean a person or entity (as described in Treasury Regulations §1.409A -1(f)(1) that is on the cash basis method of accounting for Federal income tax purposes) that is providing management services to the Plan Sponsor and who is not an Employee. For purposes of this Plan, an Independent Contractor excludes a contractor providing significant services to at least two unrelated entities and one that is not related to the Plan Sponsor (see Treasury Regulations §1.409A-1(f)((2) for description of Independent Contractors specifically excluded from coverage under IRC Section 409A).

1.27 “Legally Binding Right” shall mean, with respect to Compensation: (i) the Participant’s right to such Compensation, granted by the Plan Sponsor, after the Participant has performed the services which created the Legally Binding Right, and (ii) where Compensation may not be reduced unilaterally or eliminated by the Plan Sponsor or any other person after the services creating the right to Compensation has been performed. The Plan Sponsor, based on the facts and circumstances, will determine whether a Legally Binding Right exists or does not exist with respect to Compensation, in accordance with Treasury Regulation §1.409A-1(b)(1).

1.28 “Life Annuity” shall mean, with respect to the definition of Payments for purposes of subsequent changes in the time and form of Payment, a series of substantially equal periodic Payments, payable not less frequently than annually, for the life (or life expectancy) of the Participant, or a series of substantially equal periodic Payments, payable not less frequently than annually, for the life (or life expectancy) of the Participant, followed upon the death or end of the life expectancy of the Participant by a series of substantially equal periodic Payments, payable not less frequently than annually, for the life (or life expectancy) of the Participant’s designated Beneficiary (if any).

1.29 “Nonelective Discretionary Contribution” shall mean the Compensation deferred in respect of a Participant at the Plan Sponsor’s sole discretion for any one Plan Year.

1.30 “Nonelective Discretionary Contribution Account” shall mean: (i) the sum of the Plan Sponsor Nonelective Discretionary Contribution amounts (if any), plus (ii) Earnings thereon, less (iii) all distributions made to the Participant or his or her Beneficiary that relate to the Participant’s Nonelective Discretionary Contribution Account, and tax withholding amounts deducted (if any) from said Account.

1.31 “Nonelective Matching Contribution” shall mean a discretionary or fixed Plan Sponsor contribution made with respect to a Participant’s Elective Deferral for any one Plan Year. The Plan Sponsor shall determine in the Adoption Agreement whether the contribution will be fixed or discretionary.

1.32 “Nonelective Matching Contribution Account” shall mean: (i) the sum of the Nonelective Matching Contribution amounts, plus (ii) Earnings thereon, less (iii) all distributions made to the Participant or his or her Beneficiary that relate to the Participant’s Nonelective Matching Contribution Account, and tax withholding amounts deducted (if any) from said Account.

1.33 “Participant” shall mean any Eligible Individual: (i) who is selected to participate in this Plan, (ii) who elects to participate in this Plan by signing a Participation Agreement, (iii) who completes and signs certain Election Form(s) required by the Plan Administrator, and (iv) whose signed Election Form(s) are accepted by the Plan Administrator or, (v) a former Eligible Individual who continues to be entitled to a benefit under this Plan.

1.34 “Participation Agreement” shall mean the agreement executed by the Eligible Individual and Plan Administrator whereby the Eligible Individual agrees to participate in the Plan.

1.35 “Payment” shall mean, for purposes of subsequent changes in the time or form of Payment, each separately identified amount to which a Participant is entitled under the Plan, on a determinable date, and includes amounts paid for the benefit of the Participant. An amount is “separately identified” only if the amount may be objectively determined under a nondiscretionary formula. For purposes of this Definition, a Payment includes the provision of any taxable benefit, including Payment in cash or in kind. A Payment includes, but is not limited to, the transfer, cancellation, or reduction of an amount of Deferred Compensation in exchange for benefits under a welfare benefit plan, a fringe benefit excludible under Code §119 or §132, or any other benefit that is excludible from gross income.

1.36 “Performance-Based Compensation” shall mean that portion of a Participant’s Compensation, if any, that is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation may include Payments based on performance criteria that are not approved by a compensation committee of the board of directors (or similar entity in the case of a non-corporate Plan Sponsor) or by the stockholders or members of the Plan Sponsor. Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established. Compensation may be Performance-Based Compensation where the amount will be paid regardless of satisfaction of the performance criteria due to the Participant’s death, Disability, or a Change in Control event (as defined in Treasury Regulations §1.409A-3(i)(5)(i)), provided that a Payment made under such circumstances without regard to the satisfaction of the performance criteria will not constitute Performance-Based Compensation. For purposes of this Article, a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. Performance-Based Compensation includes Payments based upon subjective performance criteria, provided that: (i) the subjective performance criteria are bona fide and relate to the performance of the Participant, a group of Participants that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and (ii) the determination that any subjective performance criteria have been met is not made by the Participant or a family member of the Participant (as defined in Section 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the Compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.

1.37 “Permissible Payments” shall mean one or more of the following six (6) conditions, specified by the Plan Sponsor in the Adoption Agreement, under which Payment may be made to a Participant or his or her Beneficiary under the terms of the Plan: (i) the Participant’s Separation from Service, (ii) the Participant’s death, (iii) the Participant’s Disability, (iv) a Change in Ownership or effective control of the Plan Sponsor, or in the ownership of a substantial portion of the assets of the Plan Sponsor, (v) upon the occurrence of an Unforeseeable Emergency, or (vi) a time or a fixed schedule specified under the Plan, in accordance with Treasury Regulation §1.409A-3(a).

1.38 “Plan” shall mean this Nonqualified Deferred Compensation Plan of the Plan Sponsor established by and including the Master Plan Document, the Adoption Agreement, the Participation Agreement, all Election Form(s), and the Trust, (if any). For purposes of applying Code § 409A requirements, this Plan is an account balance plan under Treasury Regulation §1.409A-1(c)(2)(i)(A).

1.39 “Plan Administrator” shall be the Plan Sponsor or its designee. A Participant in the Plan should not serve as a singular Plan Administrator. If a Participant is part of a group of persons designated as a committee or Plan Administrator, then the Participant may not participate in any activity or decision relating solely to his or her individual benefits under this Plan. Matters solely affecting the applicable Participant will be resolved by the remaining committee members.

1.40 “Plan Sponsor” shall mean the person or entity: (i) receiving the services of the Participant; (ii) with respect to whom the Legally Binding Right to Compensation arises; and (iii) all persons with whom such person or entity would be considered a single employer under Code §414(b) or §414(c).

1.41 “Plan Year” shall mean, for the first Plan Year, the period beginning on the Effective Date of the Plan and ending December 31 of such calendar year, and thereafter, a twelve (12) month period beginning January 1 of each calendar year and continuing through December 31 of such calendar year.

1.42 “Sales Commission Compensation” shall mean Compensation or portions of Compensation earned by the Participant if: (i) a substantial portion of the services provided by the Participant to the Plan Sponsor consists of the direct sale of a product or service to an unrelated customer; (ii) the Compensation paid by the Plan Sponsor to the Participant consists of either a portion of the purchase price for the product or service or an amount calculated solely by reference to the volume of sales; and (iii) Payment of the Compensation is contingent upon the Plan Sponsor receiving Payment for the product or services from a customer who is unrelated to the Plan Sponsor or to the Participant. A customer is related if treated as related under Treasury Regulations §1.409A-2(a)(12)(i).

1.43 “Scheduled Withdrawal Account” shall mean an Account established for determining the amount payable to a Participant at a Specified Time or pursuant to a Fixed Schedule under the terms of the Plan.

1.44 “Section 409A” shall mean Section 409A of the Code and the Treasury Regulations and other Applicable Guidance issued under that Section.

1.45 “Separation from Service” shall mean:

(a) Employee Participants. The occurrence of a Participant’s death, retirement, or “other termination of employment” (as defined in Treasury Regulations §1.409A-1(h)(1)) with the Plan Sponsor (as defined in Treasury Regulations §1.409A-1(h)(3)).

(i) Effect of Leave. A Participant does not incur a Separation from Service if the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Participant with the right to reemployment with the Plan Sponsor. If a Participant’s leave exceeds six (6) months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation from Service on the next day following the expiration of such six (6) month period.

(ii) Termination of Employment. A Participant will have incurred a Separation from Service where the Plan Sponsor and the Participant reasonably anticipated that no further services would be performed after a certain date. Notwithstanding the above, a Participant is presumed to have Separated from Service (whether as an Employee or an Independent Contractor), when the level of bona fide services performed decreases to a level equal to or less than twenty percent (20%) of the services performed by the Participant during the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Plan Sponsor for less than 36 months). A Participant will be presumed not to have Separated from Service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Participant during the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Plan Sponsor for less than 36 months).

(b) Independent Contractor Participants. A Separation from Service will occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Plan Sponsor (as defined in Treasury Regulations §1.409A -1(h)(3)), if the expiration constitutes a good-faith and complete termination of the contractual relationship. The Plan is considered to satisfy the requirement with respect to an amount payable to an Independent Contractor upon a Separation from Service if: (i) no amount will be paid to the Participant before a date at least twelve (12) months after the day on which the contract expires under which the Participant performs services for the Plan Sponsor (or, in the case of more than one contract, all such contracts expire); and (ii) no amount payable to the Participant on that date will be paid to the Participant if, after the expiration of the contract (or contracts) and before that date, the Participant performs services for the Service Recipient as an Independent Contractor or an Employee.

1.46 “Series of Separate Payments” shall mean Payment of a series of substantially equal periodic amounts to be paid over a predetermined number of years, except to the extent that any increase in the Payment amounts reflect reasonable Earnings through the date of Payment.

1.47 “Service Year” shall mean a Participant’s Taxable Year in which the Participant performs services which give rise to Compensation.

1.48 “Specified Employee” shall mean a Participant who is a key employee as defined in Code §416(i) (without regard to Section 416(i)(5)). However, a Participant is not a Specified Employee unless any stock of the Plan Sponsor is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If a Participant is a key employee at any time during the twelve (12) months ending on the identification date, the Participant is a Specified Employee for the twelve (12) month period commencing on the first day of the fourth month following the identification date. For purposes of this Article, the identification date is December 31 unless a different date is specified by the Plan Sponsor in the Adoption Agreement. The Plan Sponsor, in determining whether this Article and all related

Plan provisions apply, will determine whether the Plan Sponsor has any publicly traded stock as of the date of a Participant’s Separation from Service.

1.49 “Specified Time or Fixed Schedule” shall mean, with respect to a Payment of Deferred Compensation, if objectively determinable: (i) the amount payable; and (ii) the Payment date or dates that are nondiscretionary. For purposes of this Article, an amount is objectively determinable if the amount is specifically identified or if the amount may be determined at the time the Payment is due pursuant to an objective, nondiscretionary formula specified at the time the amount is deferred and in accordance with Treasury Regulations §1.409A-3(i)(1)(i).

1.50 “Taxable Year” shall mean the twelve (12) consecutive month period ending each December 31.

1.51 “Treasury Regulations” shall mean regulations promulgated by the Internal Revenue Service for the United States Department of the Treasury, as they may be amended from time to time.

1.52 “Trust” shall mean one or more trusts that may be established in accordance with the terms of this Plan.

1.53 “Unforeseeable Emergency” shall mean: (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependents (as defined in Code §152 (a)); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Plan Sponsor will determine whether a Participant incurs an Unforeseeable Emergency based on the relevant facts and circumstances and in accordance with Treasury Regulations §1.409A-3(a)(6)(i)(3) or Applicable Guidance. However, in any case, Payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved: (i) through reimbursement or compensation from insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship; or (iii) by the cessation of deferrals under this Plan. The amount of any Payment based on an Unforeseeable Emergency is limited to the amount that is reasonably necessary to satisfy the emergency need, which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution. The determination as to the amount of Payment must take into account any additional compensation that is available to the Participant if he or she cancels a deferral election in accordance with terms of the Plan. If the Plan Sponsor in the Adoption Agreement elects to permit Payment based on an Unforeseeable Emergency, the Plan shall provide for Payment upon all Unforeseeable Emergencies, provided that any event upon which a Payment may be made qualifies as an Unforeseeable Emergency.

1.54 “Valuation Date” shall mean the date through which Earnings are credited/debited to a Participant Account(s). The Valuation Date shall be as close to the payout or other event triggering valuation as is administratively feasible. The Valuation date for purposes of the Article shall be interpreted as each day at the close of business of the New York Stock Exchange (currently 4:00 p.m. Eastern Time), on days that the New York Stock Exchange (NYSE) is open for trading or any other day on which there is sufficient trading in securities of the applicable fund to materially affect the unit value of the fund and the corresponding unit value of the Participant’s Deemed Investment Option(s). If the NYSE extends its closing beyond 4:00 p.m. Eastern Time, and continues to value after the time of closing, the Plan Administrator reserves the right to treat communications received after 4:00 p.m. Eastern Time as being received as of the beginning of the next day.

1.55 “Year of Plan Participation” shall mean each completed twelve (12) month period during which the Participant is providing service on a full-time basis to the Plan

Sponsor, (determined without regard to whether deferrals have been made by a Participant for any Plan Year), inclusive of any approved leaves of absence, beginning on the Participant’s date of entry into this Plan.

1.56 “Year of Service” shall mean each completed twelve (12) month period during which the Participant is providing service on a full-time basis to the Plan Sponsor, with a minimum of 1,000 hours of service, inclusive of any approved leaves of absence, beginning on the Participant’s date of hire.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1 Selection by Plan Sponsor. Participation in this Plan shall be limited to a select group of management or highly compensated employees or Independent Contractors of the Plan Sponsor, as determined by the Plan Sponsor in its sole and absolute discretion. The initial group of Eligible Individuals shall become Participants on the Effective Date. Any Eligible Individual selected as a Plan Participant after the Effective Date, shall become a Participant on a date determined by the Plan Sponsor.

2.2 Re-Employment. If a Participant who incurs a Separation from Service is subsequently re-employed, he or she may, at the sole and absolute discretion of the Plan Administrator, become a Participant in accordance with the provisions of the Plan.

2.3 Enrollment Requirements. As a condition of participation in this Plan, each selected Plan Participant shall complete, execute, and return to the Plan Administrator a Participation Agreement and Election Form within the time specified by the Plan Administrator. In addition, the Plan Administrator shall establish such other enrollment requirements as it determines necessary or advisable. All elections to defer Compensation with respect to a Plan Year shall be irrevocable, except as permitted under a subsequent Article.

2.4 Termination of Participation. If the Plan Administrator determines that: (i) a Participant who has not experienced a Separation from Service no longer qualifies as a member of a select group of management or highly compensated employees; or (ii) a Participant’s participation in the Plan could jeopardize the status of this Plan as “unfunded” and “maintained by the Plan Sponsor primarily for the purpose of providing Deferred Compensation for a select group of management or highly compensated employees,” then the Plan Sponsor may in its sole and absolute discretion prevent the Participant from making future deferral elections and receiving nonelective contributions to the Plan.

ARTICLE 3

Deferral of Compensation

3.1 Minimum and Maximum Elective Deferral Limits. For each Plan Year, a Participant may elect to defer Compensation in fixed dollar amounts or percentages subject to the minimums or maximums (if any) established by the Plan Sponsor and communicated to the Participant in his or her Election Form. If a deferral election is made for less than the minimum amount, or if no deferral election is made, the amount deferred for such Plan Year shall be zero. If a deferral election is made for more than the stated maximum amount, then the amount deferred shall default to the maximum amount. The Plan Sponsor may at any time establish an aggregate limit on the amount of Compensation that any Participant may elect to defer under the Plan, provided that such limit shall not reduce a Participant’s Elective Deferral for the Plan Year under any Election Form in effect at the time the limit is established. Once such a limit is in effect, the Elective Deferral specified by each of the Participant’s Election Forms shall be limited so that the aggregate of the Participant’s Elective Deferral does not exceed the maximum.

3.2 Election to Defer Compensation.

(a) In General. Except as otherwise provided below, an Eligible Individual shall make an election to defer Compensation, on the Election Form provided by the Plan Sponsor, not later than the last business day of the Plan Year ending before the first Plan Year in which services relating to such Compensation are performed; provided that Base Salary payable for a regular payroll period that ends after the last day of the Service Year shall be treated as relating to services performed in the next Service Year. Thus, a deferral election generally must be made by the last business day in December before the Service Year to which the election relates. The Plan Administrator, however, may establish an earlier deadline for the completion and delivery of Election Form. If no such Election Form is timely delivered for a Plan Year, the Elective Deferral amount shall be zero for that Plan Year. An election to defer Compensation may include an election as to both the time and form of Payment. An Election Form, to be valid, must be completed and signed by the Participant and accepted by the Plan Administrator. An election to defer Compensation shall be irrevocable and shall continue in effect for the entire Plan Year with respect to which it is made, except as otherwise provided in the Plan. An election to defer may be changed or revoked up to the last day for delivery of the Election Form. Accordingly, an election to defer Compensation will not be considered as having been made until such time, at which time the Election Form shall become irrevocable.

(b) First Year of Eligibility. If an Employee or Independent Contractor first becomes an Eligible Individual after the beginning of a Plan Year, and if he or she has not in any prior Plan Year become eligible to participate in any nonqualified deferred compensation plan of the Plan Sponsor with which the Plan would be aggregated for purposes of Treasury Regulations §1.409A -2(a)(6), he or she may make an initial deferral election within thirty (30) days after the date he or she first becomes an Eligible Individual, with respect to Compensation paid for services to be performed subsequent to the election. In the event an election of deferral is made with respect to a Bonus in the first year of eligibility, but after the beginning of a service period, the deferral election will apply to the portion of the bonus paid for services performed subsequent to the election and will be calculated based on the total bonus for the service period multiplied by the ratio of the number of days remaining in the service period to the total days in the service period. Where an Eligible Individual has ceased being eligible to participate in the Plan (other than the accrual of Earnings), regardless of whether all amounts deferred under the plan have been paid, and subsequently becomes eligible to participate in the plan again, the Employee may be treated as being initially eligible to participate in the plan if the said Employee had not been eligible to participate in the plan (other than the accrual of Earnings) at any time during the twenty-four (24) month period ending on the date the Employee again becomes eligible to participate in the plan. Under such circumstances, the rules of this Article will again apply.

(c) Initial Deferral Election with Respect to Performance-Based Compensation. Notwithstanding anything in the Articles above to the contrary, to the extent that the Plan Administrator determines that an Eligible Individual’s Bonus constitutes Performance-Based Compensation, (as defined in Treasury Regulations §1.409A-1(e)), the Plan Administrator, in its sole discretion, may permit an Eligible Employee to elect to defer such Performance-Based Compensation on or before the date that is six months before the end of the performance period, provided that the Participant performs services continuously from the later of: (i) the beginning of the performance period; or (ii) the date the performance criteria are established through the date an election is made under this Article; (iii) and provided further that in no event may an election to defer Performance-Based Compensation be made after such Compensation has become readily ascertainable. If the Performance-Based Compensation is a specified or calculable amount, the Compensation is readily ascertainable if and when the amount is first substantially certain to be paid. If the

Performance-Based Compensation is not a specified or calculable amount because, for example, the amount may vary based upon the level of performance, the Compensation, or any portion of the Compensation, is readily ascertainable when the amount is first both calculable and substantially certain to be paid. For this purpose, the Performance-Based Compensation is bifurcated between the portion that is readily ascertainable and the amount that is not readily ascertainable. Accordingly, in general, any minimum amount that is both calculable and substantially certain to be paid will be treated as readily ascertainable.

(d) Initial Deferral Election with Respect to Sales Commission Compensation. For purposes of the deferral election timing rules, a Participant earning Sales Commission Compensation shall be deemed to provide the services to which such Sales Commissions relate in the Taxable Year in which the customer remits Payment to the Plan Sponsor.

(e) Initial Deferral Election with Respect to Certain Forfeitable Amounts. If Payment of Deferred Compensation is subject to a condition requiring the Participant to continue to provide service for a period of at least twelve (12) months from the date the Participant obtains a Legally Binding Right to avoid forfeiture of Payment, an election to defer Compensation may be made on or before the 30th day after the Participant obtains a Legally Binding Right to the Compensation, provided that the Participant makes the election at least twelve (12) months prior to the earliest date at which the forfeiture condition could lapse.

(f) Initial Deferral Election with Respect to a Fiscal Year Bonus Compensation. Fiscal Year Bonus Compensation may be deferred at the Participant’s election only if the election to defer such Compensation is made no later than the end of the Plan Sponsor’s fiscal year immediately preceding the first fiscal year of the Plan Sponsor in which any services are performed for which such Compensation is payable.

(g) Terminations of Deferral Elections Following a Financial Hardship. If a Participant faces an Unforeseeable Emergency and/or receives a hardship distribution in accordance with Section 1.401(k)-1(d)(3) of the Treasury Regulations, the Participant may petition the Plan Administrator to cancel his or her deferral election for the remainder of the Plan Year. Whether a Participant is faced with an Unforeseeable Emergency shall be determined by the Plan Administrator in accordance with Treasury Regulations §1.409A-3(g)(3). A Participant whose deferral election is canceled pursuant to this Article may again elect to defer Compensation for any succeeding Plan Year, in accordance with the terms of the Plan.

(h) Cancellation of Deferral Elections Due to Disability. Upon the occurrence of a “Disability”, the Participant may petition the Plan Administrator to cancel his or her deferral election, where such cancellation occurs by the later of: (a) the end of the taxable year of the Participant; or (b) the 15th day of the third month following the date the Participant incurs a disability. For purposes of this Article, a “Disability” refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.

3.3 Withholding and Crediting of Elective Deferral Amounts. For each Plan Year, the Base Salary portion of the Elective Deferral shall be withheld from each regularly scheduled payroll during the Plan Year and credited to the Participant’s Elective Deferral Account and/or Scheduled Withdrawal Account in approximately equal amounts (or as otherwise specified by the Plan Administrator), as adjusted from time to time for increases and decreases in Base Salary (if the Elective Deferral with respect to Base Salary is expressed as a percentage). The Bonus, Sales Commission, and/or Performance-Based Compensation portion of the Elective Deferral shall be withheld and credited to an Elective Deferral Account at the time such Compensation otherwise would be paid to the Participant.

3.4 Nonelective Matching Contributions. The Plan Sponsor will specify in the Adoption Agreement whether the Plan Sponsor will or may make matching contributions to Elective Deferrals.

3.5 Nonelective Discretionary Contributions. The Plan Sponsor will specify in the Adoption Agreement whether the Plan Sponsor will or may make discretionary contributions from time to time. The Plan Sponsor shall direct that any such contributions be allocated to those Participants that it may select in its sole and absolute discretion. The amount so credited on behalf of a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero. No Participant shall have a right to compel the Plan Sponsor to make a Nonelective Discretionary Contribution and no Participant shall have the right to share in any such contribution for any Plan Year unless selected by the Plan Sponsor in its sole and absolute discretion.

ARTICLE 4

Earnings on Account(s)

4.1 Deemed Investment Options. The Plan Administrator shall select from time to time certain mutual funds, insurance company separate accounts, indexed rates, or other methods (the “Deemed Investment Options”) for purposes of crediting Earnings to each Participant’s Account(s). The Plan Administrator may discontinue, substitute, or add Deemed Investment Options. Any discontinuance, substitution, or addition of a Deemed Investment Option will take effect as soon as administratively practicable.

4.2 Allocation of Deemed Earnings or Losses on Accounts. Subject to the following Article, each Participant shall have the right to direct the Plan Administrator as to how the Participant’s Elective Deferrals, and/or Nonelective Discretionary Contributions, and/or Nonelective Matching Contributions shall be deemed to be invested, subject to any operating rules and procedures imposed from time to time by the Plan Administrator. As of each Valuation Date, the Participant’s Account(s) will be credited or debited to reflect the Participant’s Deemed Investment Elections.

4.3 Deemed Investment Elections of Participants. A Participant’s Deemed Investment Elections for his or her Account(s) shall be subject to the following rules:

(a) Any initial or subsequent Deemed Investment Election shall be in writing, on a form supplied by and filed with the Plan Sponsor (or made in any other manner specified by the Plan Administrator), and shall be effective on such date as specified by the Plan Administrator.

(b) All Deemed Investment Elections shall continue indefinitely until changed by the Participant in the manner permitted by the Plan Administrator.

(c) If the Plan Sponsor receives an initial or revised Deemed Investment Election which it determines to be incomplete, unclear, or improper, the Participant’s Deemed Investment Election then in effect shall remain in effect (or, in the case of a deficiency in an initial Deemed Investment Election, the Participant shall be deemed to have filed no Deemed Investment Election) until a date so designated by the Plan Administrator in its sole and absolute discretion, unless the Plan Administrator provides for, and permits the application of, corrective action prior to that date.

(d) Each Participant, as a condition of his or her participation in the Plan, agrees to indemnify and hold harmless the Plan Sponsor and the Plan Administrator from any losses or damages of any kind relating to the Deemed Investment of the Participant’s Account(s).

(e) A Participant’s election must total one hundred percent (100%). If the Plan Administrator possesses (or is deemed to possess, as provided above) at any time Deemed Investment Elections of less than 100% of a Participant’s Account(s), the Participant shall be deemed to have directed that the undesignated portion of the said Account(s) be deemed to be invested in a money market or similar fund made available under this Plan as determined by the Plan Administrator.

(f) The Deemed Investment Options are to be used for measurement purposes only, and a Participant’s election of any such Deemed Investments, the allocation of such Deemed Investments to his or her Account(s), the calculation of additional amounts, and the crediting or debiting of such amounts to a Participant’s Account(s) shall not be considered or construed in any manner as an actual investment of his or her Account balance in any such Deemed Investments. In the event that the Plan Sponsor or the trustee of the Trust (if any), in its own discretion, decides to invest funds in any or all of the investments on which any of the Deemed Investments are based, no Participant (or Beneficiary) shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account(s) shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Plan Sponsor or the Trust (if any). The Participant (or Beneficiary) shall at all times remain an unsecured creditor of the Plan Sponsor. Any liability of the Plan Sponsor to any Participant, former Participant, or Beneficiary with respect to a right to Payment shall be based solely upon contractual obligations created by this Plan.

ARTICLE 5

Vesting of Benefits

5.1 Elective Accounts. A Participant shall at all times be 100% vested in his or her Elective Deferral Account(s) and/or Scheduled Withdrawal Account(s), if any.

5.2 Nonelective Matching and Discretionary Contribution Accounts. The Plan Sponsor will specify in the Participation Agreement of the Participant or Adoption Agreement any vesting schedule applicable to a Participant’s Nonelective Matching Contribution Account(s) and/or Nonelective Discretionary Account(s).

5.3 Accelerated Vesting on Specified Events. The Plan Sponsor will specify in the Adoption Agreement the extent to which vesting will be accelerated for a Participant’s Nonelective Account(s) (if any) upon: (i) the Participant’s attainment of a specified age; (ii) Separation from Service after a specified age; (iii) the Participant’s death; (iv) the Participant’s Disability; or (v) upon a Change in Control event.

5.4 Forfeiture. In the event the Participant’s employment is terminated for Cause, no benefits of any kind will be due or payable by the Plan Sponsor under the terms of this Plan from the Participant’s Nonelective Account(s) and all rights of the Participant, his or her designated Beneficiary, executors, or administrators, or any other person, to receive Payments thereof shall be forfeited. A Participant will forfeit any portion of an Account that is non-vested upon Separation from Service.

ARTICLE 6

Taxes and Withholdings

6.1 Federal Insurance Contribution Act (FICA). Deferred Compensation amounts, in accordance with Code §3121(v)(2), are taken into account as wages for FICA tax purposes as of the later of: (i) when the services are performed; or (ii) when there is no substantial risk of forfeiture with respect to the Employee’s right to receive the deferred amounts in a later calendar year. Amounts are subject to FICA taxes at the time of the deferral, unless the Employee is required to perform substantial future services in order for the Employee to have a legal right to the future Compensation. If the Employee is required to perform future services in order to have a vested right to the future Payment, the deferred amounts (plus Earnings up to the date of vesting) are subject to FICA taxes when all the required services have been performed. FICA taxes only apply up to the annual wage base for Social Security taxes and without withholding limitations for Medicare taxes. For each Plan Year in which an Elective Deferral is being withheld from an Employee, the Plan Sponsor shall withhold from that portion of the Employee’s Compensation that is not being deferred, the Participant’s share of FICA on such Elective Deferral amounts. If necessary, the Plan Sponsor may reduce all or a portion of the Elective Deferral in order to comply with this Article.

6.2 Federal Unemployment Tax Act (FUTA). Deferred Compensation amounts are taken into account for FUTA purposes at the later of: (i) when services are performed; or (ii) when there is no substantial risk of forfeiture with respect to the Employee’s right to receive the deferred amounts up to the FUTA wage base.

6.3 Self-Employment Contributions Act (SECA). For non-employees such as Independent Contractors and directors, SECA taxes apply up to the amount of the Social Security wage base.

6.4 Income Tax Withholding. The Plan Sponsor will withhold from any Payment made under this Plan, and from any amount taxable under Code § 409A, all applicable taxes, and any and all other amounts required to be withheld under Federal, state, or local law, and other Applicable Guidance.

ARTICLE 7

Entitlement to Payment of Benefits

7.1 Payments in General. The Plan Sponsor will specify in the Adoption Agreement whether or not the Participant is permitted to select the time and form of Payment, with respect to his or her Account(s). Additionally, the Plan Sponsor may indicate whether or not a Participant will be permitted to make subsequent changes in the time or form of a prior Payment election. If the Participant is not granted such permission(s), the time and form of Payments with respect to a Participant’s Accounts, will be determined by the Plan Sponsor, and stipulated in the Adoption Agreement.

(a) Payment Election. If the Participant is permitted to select for each Plan Year the time and form of Payment, the Payment election must be made before the beginning of the period for which the right to the compensation arises. If the Participant is not permitted to select the time and form of Payment, the Plan Sponsor must make an initial Payment election no later than the time the Participant obtains a Legally Binding Right to the Compensation.

(b) Installment Payments and Life Annuities. A life annuity, for purposes of Code Section 409A, is treated as a single Payment. A change in the form of Payment from one type of life annuity to another before any annuity Payment has been made is not subject to the subsequent changes in the time or form of Payment, as provided below, provided that the annuities are actuarially equivalent applying reasonable actuarial assumptions. The Plan Sponsor in the Adoption Agreement will elect whether to treat a series of installment Payments that is not a life annuity as a single Payment or as a series of separate Payments. If Payment is to be made through installment Payments, the Participant’s Account(s) shall be calculated as of the Valuation Date of said event. Installment Payments (if applicable) made after the first Payment shall be paid on or about the applicable modal anniversary of the first Payment date until all required installments have been paid. The amount of each Payment shall be determined by dividing the value of the Participant’s Account(s) immediately prior to such Payment by the number of Payments remaining to be paid. Any unpaid Account(s) shall continue to be credited or debited with Earnings, in which case any deemed income, gain, loss, or expenses shall be reflected in the actual Payments. The final installment Payment shall be equal to the balance of the Account(s), calculated as of the applicable modal anniversary.

(c) Subsequent Changes in the Time or Form of Payment. If permitted by the Plan Sponsor in the Adoption Agreement, a Participant and/or the Plan Sponsor may elect to change the time or form of Payments (collectively, “Payment elections”), provided the following conditions are met:

(i) Such change will not take effect until at least twelve (12) months after the date on which the new Payment election is made and approved by the Plan Administrator;

(ii) If the change of Payment election relates to a Payment based on Separation from Service or on a Change in Control, or if the Payment is at a Specified Time or pursuant to a Fixed Schedule, the change of Payment election must result in Payment being deferred for a period of not less than five (5) years from the date such Payment would otherwise have been paid (or in the case of a life annuity or installment Payments treated as a single Payment, five (5) years from the date the first amount was scheduled to be paid);

(iii) If the change of Payment election relates to a Payment at a Specified Time or pursuant to a Fixed Schedule, the Participant or Plan Sponsor must make the change of Payment election not less than twelve (12) months before the date the Payment is scheduled to be paid (or in the case of a life annuity or installment Payments treated as a single Payment, twelve (12) months before the date the first amount was scheduled to be paid).

(d) Multiple Permissible Payment Events. If the Plan permits multiple Permissible Payment events, the subsequent changes in the time or form of Payment shall apply separately as to each Payment due upon each Payment event. The addition of a Permissible Payment event to Deferred Compensation previously deferred is subject to the provisions of the above Article where the additional event may cause a change in the time or form of Payment.

7.2 Permissible Payment Events. The Plan will pay benefits based on the earliest of: (i) Separation from Service; (ii) death; (iii) Disability; (iv) a Change in Control; or (v) upon the occurrence of an Unforeseeable Emergency.

(a) Payment Following Separation from Service. If permitted by the Plan Sponsor in the Adoption Agreement, the Plan will pay the Participant’s Account(s) following a Separation from Service. Amounts shall be paid in accordance with the Participant or Plan Sponsor Payment election, with Payment or Payments being made or commencing within ninety (90) days following the event.

(i) Payment to Specified Employees upon Separation from Service. Notwithstanding anything contrary in the Plan or in the Payment election of a Participant or the Plan Sponsor, the Plan may not make Payment to any Participant who is a Specified Employee as of the date of a Separation from Service, earlier than six (6) months after the date of Separation from Service (or, if earlier than the end of the six-month period, the date of death of the Specified

Employee), in accordance with Treasury Regulations §1.409A -(i)(2)(i). This Article does not apply to a Payment made on account of: (i) a domestic relations order, as described in Treasury Regulations §1.409A -3(j)(4)(ii); (ii) a conflict of interest, as described in Treasury Regulations §1.409A -3(j)(4)(iii), or (iii) Payment of employment taxes, described in Treasury Regulations §1.409A-3(j)(4)(vi).

(b) Payment(s) Following Death. If Payment is in the form of a lump sum, the Plan will pay to the Participant’s designated Beneficiary: (i) the Participant’s vested Account(s) following the Participant’s death; and/or (b) a specified and/or formula dollar amount stated in the Participation Agreement. If the Plan allows for installment Payments the Plan Sponsor will indicate the treatment of remaining installments (if any) in the Adoption Agreement. Payment or Payments following a Participant’s death will be made or commence within ninety (90) days following the valid proof of the Participant’s death.

(c) Payment Following Disability. If permitted by the Plan Sponsor in its Adoption Agreement, the Plan will pay the Participant’s vested Account(s) following a qualifying Disability. Amounts shall be paid in accordance with the Participant or Plan Sponsor Payment election with Payment or Payments being made or commencing within ninety (90) days following the event.

(d) Payment Following Change in Control. If permitted by the Plan Sponsor in the Adoption Agreement, the Plan will pay the Participant’s vested Account(s) following a Change in Control event. A Participant shall be paid his or her vested Account(s) following a Change in Control with Payments being made or commencing within ninety (90) days following the Change in Control event, but only to the extent such Payment(s) complies with regulations and other guidance issued by the United States Secretary of the Treasury or Internal Revenue Service with respect to Section 409A(a)(2)(A)(v) of the Code.

(e) Payment in the Event of an Unforeseeable Emergency. If permitted by the Plan Sponsor in the Adoption Agreement, the Participant may petition the Plan Administrator for Payment of an amount from his or her vested Account(s) to meet such Unforeseeable Emergency. If the Plan Administrator approves a Participant’s petition for such a Payment then the Participant shall receive said Payment, in a lump sum, as soon as administratively feasible after such approval.

(f) Payment at a Specified Time Pursuant to Scheduled Withdrawal Accounts. If permitted by the Plan Sponsor in the Adoption Agreement, the Plan will pay benefits to a Participant at a Specified Time. The Participant shall make an election on the Participant Election Form at the time of making a deferral to receive a scheduled distribution from the Account established by the Participant for such purpose, including Earnings credited thereon. The Participant may elect to receive the scheduled distribution(s) on January 1st of any future Plan Year, provided that the scheduled distribution shall be no earlier than the stated number of years subsequent to the deferral election, as specified in the Adoption Agreement. A Scheduled Withdrawal Account shall be paid (or commence to be paid) within sixty (60) days after the selected scheduled distribution date. Amounts shall be distributed in a single lump sum or in installments over a period of up to five (5) years as selected by the Participant in their election forms, at the time the deferral of Compensation is made. The Participant may elect to allocate additional deferrals to an existing Scheduled Withdrawal Account in subsequent Participant Election Forms but may only change a scheduled distribution date for an existing Account in accordance with the provision of the Plan. The Participant may establish up to five (5) separate Scheduled Withdrawal Accounts with different schedule distribution dates but shall not establish a sixth (6th) such Account until all of the funds in one of the first Scheduled Withdrawal Accounts have been paid out.

(g) Payment at a Specified Age. Notwithstanding the foregoing Articles, if the Plan Sponsor elects in the Adoption Agreement to distribute the vested Account(s) upon a Specified Age, the Participant’s vested Account(s) shall be calculated as of the Valuation Date. The Participant’s vested Account(s) shall be paid in accordance with the Participant or Plan Sponsor Payment election with Payment or Payments being made or commencing within sixty (60) days following the event.

7.3 Effect of Other Permissible Payment Events. Should an event occur that triggers a Payment under Separation from Service, death, Disability, or a Change in Control, any Account balances subject to Scheduled Withdrawal Account(s) that have not yet been paid shall not be paid under the election as to time and form of the Account(s), but instead shall be paid, in time and form, in accordance with the event that triggers the distribution.

7.4 Lump Sum Payment of Minimum Account Balances. Notwithstanding anything else contained herein to the contrary, if a Participant or Beneficiary is to receive a Permissible Payment in the form of installments, the Plan Sponsor shall state in the Adoption Agreement a minimum vested Account balance which shall then cause Payment to be made instead in a lump sum rather than installments as originally elected or specified.

7.5 No Accelerations. Notwithstanding anything in this Plan to the contrary, neither the Plan Sponsor nor a Participant may accelerate the time or schedule of any Payment or amount scheduled to be paid under this Plan, except as otherwise permitted by authoritative guidance. The Plan Sponsor shall deny any change made to an election if the Plan Sponsor determines that the change violates the requirements of authoritative guidance. However, the Plan Sponsor may, as specified in the Adoption Agreement, accelerate certain distributions under this Plan to the extent permitted under authoritative guidance as follows:

(a) Domestic Relations Order. Direct Payment of a Participant’s vested Account Balance may be made to an individual other than a Participant as necessary to fulfill a domestic relations order, as defined in Section 414(p)(1)(B) of the Code.

(b) Conflicts of Interest.

(i) Compliance with ethics agreements with the Federal government may allow an acceleration of a Payment under the plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government.

(ii) Compliance with ethics laws or conflicts of interest laws may allow an acceleration of the time or schedule of a Payment under the plan, to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such Payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule). A Payment is reasonably necessary to avoid the violation of a Federal, state, local, or foreign ethics law or conflicts of interest law if the Payment is a necessary part of a course of action that results in compliance with a Federal, state, local, or foreign ethics law or conflicts of interest law that would be violated absent such course of action, regardless of whether other actions would also result in compliance with the Federal, state, local, or foreign ethics law or conflicts of interest law. For this purpose, a provision of foreign law is considered applicable only to foreign earned income (as defined under Section 911(b)(1) without regard to Section 911(b)(1)(B)(iv) and without regard to the requirement that the income be attributable to services performed during the period described in Section

911(d)(1)(A) or (B)) from sources within the foreign country that promulgated such law.

(c) Limited Cashouts. The time of Payment to a Participant may be accelerated, provided that: (i) the Payment accompanies the termination in the entirety of the Participant’s interest in this Plan and all arrangements which would be aggregated with this Plan under 409A Regulations; and (ii) the Payment is not greater than the limitation on elective deferrals in a “Qualified Plan” (the Applicable Dollar Amount under IRS Section 402(g)(1)(B)) in the calendar year of acceleration.

(d) Payment of Employment Taxes. The time or schedule of a Payment to pay the Federal Insurance Contributions Act (FICA) or the Railroad Retirement Act (RRTA) tax imposed on Compensation deferred by a Participant and Plan Sponsor contributions under this Plan (the “FICA amount” and “RRTA amount” respectively) may be accelerated. Additionally, the acceleration of the time of Payment to pay the income tax on wages imposed as a result of the Payment of the FICA amount or RRTA amount, and to pay the additional income tax on wages attributable to the pyramiding of wages and taxes also is permissible. However, the total Payment under this acceleration provision may not exceed the aggregate of the FICA amount or RRTA amount plus the income tax required to be withheld with respect to such FICA amount or RRTA amount.

(e) Payment upon Income Inclusion under Section 409A. The time or schedule of a Payment to a Participant may be accelerated at any time this Plan fails to meet the requirements of Section 409A and related Treasury Regulations. However, such Payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A and authoritative guidance.

7.6 Unsecured General Creditor Status of Participant:

(a) Payment to the Participant or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Plan Sponsor and no person shall have any interest in any such asset by virtue of any provision of this Plan. The Plan Sponsor’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive Payments from the Plan Sponsor under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Plan Sponsor and no such person shall have or acquire any legal or equitable right, interest, or claim in or to any property or assets of the Plan Sponsor.

(b) In the event that the Plan Sponsor purchases an insurance policy or policies insuring the life of a Participant or employee, to allow the Plan Sponsor to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom. The Plan Sponsor or the Trustee of the Trust (if any) shall be the primary owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein. No insurance policy with regard to any director, “highly compensated employee”, or “highly compensated individual” as defined in IRS Section 101(j) shall be acquired before satisfying the Section 101(j) “Notice and Consent” requirements.

(c) In the event that the Plan Sponsor purchases an insurance policy or policies on the life of a Participant as provided for above, then all of such policies shall be subject to the claims of the creditors of the Plan Sponsor.

(d) If the Plan Sponsor chooses to obtain insurance on the life of a Participant in connection with its obligations under this Plan, the Participant hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Plan Sponsor or the insurance company designated by the Plan Sponsor.

7.7 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Sponsor and the Plan Administrator from further liability on account thereof.

7.8 Delay in Payment by Plan Sponsor.

(a) A Payment may be delayed to a date after the designated Payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a Permissible Payment event. The delay in the Payment will not constitute a subsequent deferral election, so long as the Plan Sponsor treats all Payments to similarly situated Participants on a reasonably consistent basis.

(i) Payments subject to Section 162(m). A Payment may be delayed to the extent that the Plan Sponsor reasonably anticipates that if the Payment were made as scheduled, the Plan Sponsor’s deduction with respect to such Payment would not be permitted due to the application of Code §162(m). If a Payment is delayed, such Payment must be made either:

(1) during the Participant’s first taxable year in which the Plan Sponsor reasonably anticipates, or should reasonably anticipate, that if the Payment is made during such year, the deduction of such Payment will not be barred by application of Code §162(m) or,

(2) during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the Taxable Year of the Plan Sponsor in which the Participant separates from service or the fifteenth (15th) day of the third month following the Participant’s Separation from Service. Where any scheduled Payment to a specific Participant in a Plan Sponsor’s Taxable Year is delayed in accordance with this Article, the delay in Payment will be treated as a subsequent deferral election unless all scheduled Payments to that Participant that could be delayed in accordance with this Article are also delayed. Where the Payment is delayed to a date on or after the Participant’s Separation from Service, the Payment will be considered a Payment upon a Separation from Service for purposes of the rules under Treasury Regulations §1.409A-3(i)(2) (Payments to Specified Employees upon a Separation from Service) and, the six (6) month delay rule will apply for Specified Employees.

(ii) Payments that would violate Federal securities laws or other applicable law. A Payment may be delayed where the Plan Sponsor reasonably anticipates that the making of the Payment will violate Federal securities laws or other applicable law provided that the Payment is made at the earliest date at which the Plan Sponsor reasonably anticipates that the making of the Payment will not cause such violation. The making of a Payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Internal Revenue Code is not treated as a violation of applicable law.

(iii) Other events and conditions. A Plan Sponsor may delay a Payment upon such other events and conditions as the Commissioner of the IRS may prescribe.

(iv) Notwithstanding the above, a Payment may be delayed where the Payment would jeopardize the ability of the Plan Sponsor to continue as a going concern.

(b) Treatment of Payment as Made on Designated Payment Date. Each Payment under this Plan is deemed made on the required Payment date even if the Payment is made after such date, provided the Payment is made by the latest of: (i) the end of the calendar year in which the Payment is due; (ii) the 15th day of the third calendar month following the Payment due date; (iii) in case the Plan Sponsor cannot calculate the Payment amount on account of administrative impracticality which is beyond the Participant’s control (or the control of the Participant’s estate), in the first calendar year in which Payment is practicable; (iv) in case the Plan Sponsor does not have sufficient funds to make the Payment without jeopardizing the Plan Sponsor’s solvency, in the first calendar year in which the Plan Sponsor’s funds are sufficient to make the Payment.

ARTICLE 8

Beneficiary Designation

8.1 Designation of Beneficiaries.

(a) Each Participant may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the Plan Administrator, and shall be effective only when filed in writing with the Plan Administrator during the Participant’s lifetime.

(b) In the absence of a valid Beneficiary designation, or if, at the time any benefit Payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Plan Sponsor shall pay the benefit Payment to the Participant’s spouse, if then living, and if the spouse is not then living to the Participant’s then living descendants, if any, per stirpes, and if there are no living descendants, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit Payment, the Plan Sponsor may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator.

(c) If a question arises as to the existence or identity of anyone entitled to receive a death benefit Payment under the Plan, or if a dispute arises with respect to any death benefit Payment under the Plan, the Plan Sponsor may distribute the Payment to the Participant’s estate without liability for any tax or other consequences, or may take any other action which the Plan Sponsor deems to be appropriate.

8.2 Information to be Furnished by Participants and Beneficiaries; Inability to Locate Participants or Beneficiaries. Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Plan Sponsor’s records shall be binding on the Participant or Beneficiary for all purposes of this Plan. The Plan Sponsor shall not be obligated to search for any Participant or Beneficiary beyond the sending of a registered letter to the last known address.

ARTICLE 9

Termination, Amendment, or Modification

9.1 Plan Termination. The Plan Sponsor reserves the right to terminate this Plan in accordance with one of the following, subject to the restrictions imposed by Section 409A and authoritative guidance:

(a) Corporate Dissolution or Bankruptcy. This Plan may be terminated within twelve (12) months of a corporate dissolution taxed under Code § 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), and distributions may then be made to Participants provided that the amounts deferred under this Plan are included in the Participants’ gross income in the latest of:

(i) The calendar year in which the Plan termination occurs;

(ii) The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii) The first calendar year in which the Payment is administratively practicable.

(b) Change in Control. This Plan may be terminated within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Plan will then be treated as terminated only if all substantially similar arrangements sponsored by the Plan Sponsor are terminated so that all participants in all similar arrangements are required to receive all amounts of Compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(c) Discretionary Termination. The Plan Sponsor may also terminate this Plan and make distributions provided that:

(i) All plans sponsored by the Plan Sponsor that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A -1(c) are terminated;

(ii) No Payments, other than Payments that would be payable under the terms of this plan if the termination had not occurred, are made within twelve (12) months of this plan termination;

(iii) All Payments are made within twenty-four (24) months of this plan termination; and

(iv) Neither the Plan Sponsor nor any of its affiliates adopts a new plan that would be aggregated with any terminated plan if the same Participant participated in both arrangements at any time within three (3) years following the date of termination of this Plan.

(v) The termination does not occur proximate to a downturn in the financial health of the Plan Sponsor.

The Plan Sponsor also reserves the right to suspend the operation of this Plan for a fixed or indeterminate period of time.

9.2 Amendment. The Plan Sponsor reserves the right to amend this Plan at any time to comply with Section 409A and other Applicable Guidance or for any other purpose, provided that such amendment will not cause the Plan to violate the provisions of Section 409A. Except to the extent necessary to bring this Plan into compliance with Section 409A: (i) no amendment or modification shall be effective to decrease the value or vested percentage of a

Participant’s Account(s) in existence at the time an amendment or modification is made, and (ii) no amendment or modification shall materially and/or adversely affect the Participant’s rights to be credited with additional amounts on such Account(s), or otherwise materially and adversely affect the Participant’s rights with respect to such Account(s).

ARTICLE 10

Administration

10.1 Plan Administrator Duties. The Plan Administrator shall be responsible for the management, operation, and administration of the Plan. The Plan Administrator shall act at meetings by affirmative vote of a majority of its members. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a unanimous written consent to the action is signed by all members and such written consent is filed with the minutes of the proceedings of the Plan Administrator, provided, however that no member may vote or act upon any matter which relates solely to himself or herself as a Participant. The Chair, or any other member or members of the Plan Administrator designated by the Chair, may execute any certificate or other written direction on behalf of the Plan Administrator. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant or the Plan Sponsor. No provision of this Plan shall be construed as imposing on the Plan Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

10.2 Plan Administrator Authority. The Plan Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) To select the Deemed Investment Options available from time to time;

(b) To construe and interpret the terms and provisions of this Plan;

(c) To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries; to determine the time and manner in which such benefits are paid; and to determine the amount of any withholding taxes to be deducted;

(d) To maintain all records that may be necessary for the administration of this Plan;

(e) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries, and governmental agencies as shall be required by law;

(f) To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;

(g) To administer this Plan’s claims procedures;

(h) To approve election forms and procedures for use under this Plan; and

(i) To appoint a plan record keeper or any other agent and to delegate to them such powers and duties in connection with the administration of this Plan as the Plan Administrator may from time to time prescribe.

10.3 Binding Effect of Decision. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

10.4 Compensation, Expenses, and Indemnity. The Plan Administrator shall serve without compensation for services rendered hereunder. The Plan Administrator is authorized at the expense of the Plan Sponsor to employ such legal counsel and/or Plan record keeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Plan shall be paid by the Plan Sponsor.

10.5 Plan Sponsor Information. To enable the Plan Administrator to perform its functions, the Plan Sponsor shall supply full and timely information to the Plan Administrator, on all matters relating to the Compensation of its Participants, the date and circumstances of the Disability, death, or Separation from Service of its employees or Independent Contractors who are Participants, and such other pertinent information as the Plan Administrator may reasonably require.

10.6 Periodic Statements. Under procedures established by the Plan Administrator, a Participant shall be provided a statement of account on an annual basis (or more frequently as the Plan Administrator shall determine) with respect to such Participant’s Accounts.

ARTICLE 11

Claims Procedures

11.1 Claims Procedure. This Section is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified in Section 2560.503-1 of the Department of Labor Regulations. If any provision of this Section conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a) Claim. A Participant or Beneficiary (hereinafter referred to as a “Claimant”) who believes he or she is entitled to any Plan benefit under this Plan may file a claim with the Plan Sponsor. The Plan Sponsor shall review the claim itself or appoint an individual or entity to review the claim.

(b) Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed forty-five (45) days for a Disability Claim), whether the claim is allowed or denied, unless the claimant receives written notice from the Plan Sponsor or appointee of the Plan Sponsor prior to the end of the ninety (90) day period (forty-five (45) days for a Disability Claim) stating that special circumstances require an extension of the time for decision. For a claim other than for Disability, such extension is not to extend beyond the day which is one-hundred eighty (180) days after the day the claim is filed as long as the Plan Sponsor notifies the claimant of the circumstances requiring the extension, and the date as of which a decision is expected to be rendered. For a Disability Claim, a thirty (30) day extension is permitted, with an additional thirty (30) days permitted, provided that the Plan Sponsor notifies the claimant prior to expiration of the first thirty (30) day extension, of the circumstances requiring the extension, and the date as of which a decision is expected to be rendered. If the Plan Sponsor denies the claim, it must provide to the Claimant, in writing or by electronic communication:

(i) The specific reasons for such denial;

(ii) Specific reference to pertinent provisions of this Plan on which such denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect his or her claim, by providing such material to the Plan Sponsor within forty-five (45) days, and an explanation why such material or such information is necessary; and

(iv) A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.

(c) Review Procedures. A request for review of a denied claim must be made in writing to the Plan Sponsor within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days (forty-five (45) days for a Disability claim) after the Plan Sponsor’s receipt of a request for review. If the Plan Sponsor determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant (which will include the expected date of rendering a decision) prior to the termination of the initial period, but in no event will the extension exceed sixty (60) days (forty-five (45) days for a Disability claim). The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information, and records and to submit issues and comments in writing to the Plan Sponsor. The reviewer shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the benefit determination. Upon completion of its review of an adverse initial claim determination, the Plan Sponsor will give the Claimant, in writing or by electronic notification, a notice containing:

(i) its decision;

(ii) the specific reasons for the decision;

(iii) the relevant Plan provisions on which its decision is based;

(iv) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefit;

(v) a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a); and

(vi) If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol, or other similar criterion will be provided without charge to the Claimant upon request.

(d) Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with this Plan’s procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(e) Failure of Plan to Follow Procedures. If the Plan Sponsor fails to follow the claims procedure required by this Section, a Claimant shall be deemed to have exhausted the administrative remedies available under this Plan and shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that this Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

(f) Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Section is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

11.2 Arbitration of Claims. All claims or controversies arising out of or in connection with this Plan shall, subject to the initial review provided for in the foregoing provisions of this Article, be resolved through arbitration. Except as otherwise mutually agreed to by the parties, any arbitration shall be administered under and by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with the JAMS procedures then in effect. The arbitration shall be held in the JAMS office nearest to where the Claimant is or was last employed by the Plan Sponsor or at a mutually agreeable location. The prevailing party in the arbitration shall have the right to recover its reasonable attorney’s fees, disbursements, and costs of the arbitration (including enforcement of the arbitration decision) subject to any contrary determination by the arbitrator.

ARTICLE 12

The Trust

12.1 Establishment of Trust. The Plan Sponsor may establish a grantor trust (the “Trust”), of which the Plan Sponsor is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code, to pay benefits under this Plan. If the Plan Sponsor establishes a Trust, all benefits payable under this Plan to a Participant shall be paid directly by the Plan Sponsor from the Trust. To the extent such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Plan Sponsor. The Trust, (if any), shall be a grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33, as same may be amended or modified from time to time. If the Plan Sponsor establishes a Trust, the assets of the Trust will be subject to the claims of the Plan Sponsor’s creditors in the event of its insolvency. Except as may otherwise be provided under the Trust, the Plan Sponsor shall not be obligated to set aside, earmark, or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his or her designated Beneficiaries shall not have any property interest in any specific assets of the Plan Sponsor other than the unsecured right to receive Payments from the Plan Sponsor, as provided in this Plan.

12.2 Interrelationship of the Plan and the Trust. The provisions of this Plan shall govern the rights of a Participant to receive distributions pursuant to this Plan. The provisions of the Trust (if established) shall govern the rights of the Participant and the creditors of the Plan Sponsor to the assets transferred to the Trust. The Plan Sponsor and each Participant shall at all times remain liable to carry out its obligations under this Plan. The Plan Sponsor’s obligations under this Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

12.3 Contribution to the Trust. Amounts may be contributed by the Plan Sponsor to the Trust at the sole discretion of the Plan Sponsor.

ARTICLE 13

Miscellaneous

13.1 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein. To the extent any provision of this Plan is determined by the Plan Administrator (acting in good faith), the Internal Revenue Service, the United States Department of the Treasury, or a court of competent jurisdiction to fail to comply with Section 409A of the Code or authoritative guidance with respect to any Participant or Participants, such provision shall have no force or effect with respect to such Participant or Participants.

13.2 Nonassignability. Neither any Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual Payment, be subject to seizure, attachment, garnishment (except to the extent the Plan Sponsor may be required to garnish amounts from Payments due under this Plan pursuant to applicable law), or sequestration for the Payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise. If any Participant, Beneficiary, or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate, or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Plan Administrator, in its discretion, may cancel such distribution or Payment (or any part thereof) to or for the benefit of such Participant, Beneficiary, or successor in interest in such manner as the Plan Administrator shall direct.

13.3 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Plan Sponsor and the Participant. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Plan Sponsor as an employee or otherwise or to interfere with the right of the Plan Sponsor to discipline or discharge the Participant at any time.

13.4 Unclaimed Benefits. In the case of a benefit payable on behalf of such Participant, if the Plan Administrator is unable to locate the Participant or Beneficiary to whom such benefit is payable, such Plan benefit may be forfeited to the Plan Sponsor upon the Plan Administrator’s determination. Notwithstanding the foregoing, if, subsequent to any such forfeiture, the Participant or Beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Plan Administrator to the Participant or Beneficiary, without interest, from the date it would have otherwise been paid.

13.5 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State indicated in the Adoption Agreement, without regard to its conflicts of laws principles.

13.6 Notice. Any notice, consent, or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent, or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Plan Sponsor. The date of such mailing shall be deemed the date of notice consent, or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

13.7 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under this Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Plan Sponsor. This Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

13.8 Compliance. A Participant shall have no right to receive Payment with respect to the Participant’s Account balance until all legal and contractual obligations of the Plan Sponsor relating to establishment of the Plan and the making of such Payments shall have been complied with in full.

13.9 Compliance with Section 409A and Authoritative Guidance. Notwithstanding anything in this Plan to the contrary, all provisions of this Plan, including but not limited to the definitions of terms, elections to defer, and distributions, shall be made in accordance with and shall comply with Section 409A and any authoritative guidance. The Plan Sponsor will amend the terms of this Plan retroactively, if necessary, to the extent required to comply with Section 409A and any authoritative guidance. No provision of this Plan shall be followed to the extent that following such provision would result in a violation of Section 409A or the authoritative guidance, and no election made by a Participant hereunder, and no change made by a Participant to a previous election, shall be accepted by the Plan Sponsor if the Plan Sponsor determines that acceptance of such election or change could violate any of the requirements of Section 409A or the authoritative guidance. This Plan and any accompanying forms shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A and the authoritative guidance, including, without limitation, any such Treasury Regulations or other guidance that may be issued after the date hereof.

SEE ADOPTION AGREEMENT ATTACHED HERETO